Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Shenzhen Kiknon Financial Management Co., Ltd., and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign the Report on Form 10-K for the year ended January 31, 2018, for Rizzen Inc., and any and all amendments and supplements thereto and all other instruments necessary or desirable in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requested and necessary to be done in and about the premises as fully to all intents and purposes as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Shenzhen Kiknon Financial Management Co., Ltd.

/s/Peter H. Tong

By: Peter H. Tong

Its: President

RIZZEN INC.

By:	/s/ Jin Na
Name:	Jin Na
Title:	Chief Executive Officer, Chairman of the Board (Principal Executive Officer)

By:	/s/ Jin Na
Name:	Jin Na
Title:	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)

Dated: _____, 2018